Exhibit 99.1

Aptar Reports Fourth Quarter and Annual Results;
Announces Business Transformation Plan Details;
Affirms Long-Term Financial Targets

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 12, 2018--AptarGroup, Inc. (NYSE:ATR) today reported fourth quarter and annual results for 2017. The Company also announced details of its business transformation plan and affirmed its long-term financial targets.

Fourth Quarter Summary

  Reported sales increased 16% driven by robust core sales growth in each business segment (+ 10%) and the positive effect of currency rates (+ 6%)
  Core sales increased in each end market and in each region
  Reported net income (8% of net sales) was $50 million (equal to the prior year)
  Adjusted EBITDA (19% of net sales) increased to $118 million (+ 9%)
  Reported earnings per share of $0.77 (equal to the prior year) included negative impacts of recently enacted tax reform legislation
  Comparable adjusted earnings per share of $0.81 vs. $0.77 in the prior year (+ 5%)
  Business transformation plan to drive growth and yield annual recurring incremental EBITDA of approximately $80 million by the end of 2020 with implementation costs expected to be approximately $90 million

Annual Summary

  Reported sales increased 6% to $2.5 billion primarily from core sales growth in each business segment (+ 4%), positive effect of currency rates (+ 1%) and the effects of an acquisition completed in early 2016 (+ 1%)
  Reported annual net income (9% of net sales) increased to $220 million (+ 7%)
  Adjusted annual EBITDA (19% of net sales) of $475 million (slight decrease)
  Reported annual earnings per share of $3.41 vs. $3.17 in the prior year (+ 8%)
  Comparable adjusted annual earnings per share of $3.44 vs. $3.26 in the prior year (+ 6%)
  Paid increased annual dividend for the 24th consecutive year

Fourth Quarter Results

For the quarter ended December 31, 2017, reported sales increased 16% over the prior year to $626 million. Core sales, which exclude the positive impact from changes in currency exchange rates, increased approximately 10%.

Fourth Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	10%	11%	11%	10%
Currency Effects (1)	6%	7%	3%	6%
Total Reported Sales Growth	16%	18%	14%	16%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephan Tanda, President and CEO, said, “This was a strong quarter with robust and wide-spread demand for our innovative dispensing and drug delivery systems. Core sales grew across each business segment, and in each end market and geographic region. Our Beauty + Home segment built on the momentum experienced in the third quarter, particularly the recovery in demand from the beauty market. Our Pharma segment experienced strong growth in the prescription drug and consumer health care markets as demand rose for allergy and asthma related devices, as well as for decongestant nasal sprays and saline systems. Our Food + Beverage segment grew sales in each market and continued to penetrate the vast beverage market with our value-adding dispensing closures. With the sales growth and our continued drive to capture value and contain costs, each segment reported adjusted EBITDA growth over the prior year. Additionally, we recorded several items during the quarter that are not representative of our ongoing results — an insurance recovery gain, charges related to our business transformation plan and certain items impacting our income tax provision.”

Aptar’s reported earnings per share of $0.77 equaled the prior year level despite the negative impacts of recently enacted tax reform legislation. Comparable adjusted earnings per share increased 5% to $0.81 compared to $0.77 in the prior year.

Annual Results

For the year ended December 31, 2017, reported sales increased 6% to $2.5 billion from $2.3 billion a year ago. Core sales, which exclude the positive impacts from acquisitions and changes in currency exchange rates, increased approximately 4%.

Annual Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	2%	8%	6%	4%
Acquisitions	1%	0%	0%	1%
Currency Effects (1)	1%	1%	0%	1%
Total Reported Sales Growth	4%	9%	6%	6%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the year, “It was both a challenging and rewarding year. To address changing conditions with certain customers and markets we needed to adapt and embarked upon a journey to reignite our entrepreneurial spirit and improve our performance. Specifically, we developed a strategy to address the challenges faced by our Beauty + Home segment and began implementing company-wide operating, commercial and innovation excellence initiatives. With some of these initiatives taking root, and with the strong finish to the year, our Beauty + Home segment achieved core sales growth for 2017. Our Pharma segment delivered another excellent year with core sales growth in each end market, and we invested in additional capacity to better serve our customers in the U.S. injectables market. Our Food + Beverage segment also grew core sales in each end market, primarily driven by strong demand for our innovative dispensing closures in the infant nutrition and bottled water categories. We also broke ground in the second half of the year on a new facility in southern China to position us for growth in this critical country and across Asia. For the year, we are pleased to report annual core sales growth of four percent with growth in each business segment, each geographic region and in each end market with the exception of the home care market.”

For the year 2017, Aptar reported earnings per share of $3.41, an increase of 8% over $3.17 reported a year ago. Comparable adjusted earnings per share increased 6% to $3.44 compared to $3.26 a year ago.

Business Transformation Plan

In late 2017, Aptar began a business transformation plan to become a more agile, competitive and customer-centric business. The plan includes a wide range of initiatives to drive profitable sales growth, increase operational excellence, enhance our approach to innovation and improve organizational health and effectiveness. The primary focus of the plan will be the Beauty + Home segment and certain global G&A functions, as we work to improve efficiency and attain our long-term financial objectives.

  Growth: Our transformation initiatives are intended to enable leaner, focused, agile teams that will use unique local market insights to provide our customers with even greater service and innovative solutions. The Beauty + Home segment has already seen top line improvements in the fourth quarter and has achieved core sales growth of 2% for 2017.
  Incremental EBITDA: We expect the business transformation to yield annual recurring incremental EBITDA of approximately $80 million by the end of 2020, principally within the Beauty + Home segment. The initial focus is on executing commercial growth initiatives, procurement savings, improvements in operating efficiencies and better leveraging our G&A functions.
  Implementation & Investment Costs: We expect to incur implementation costs of approximately $90 million over the next three years (including $2 million recognized in the fourth quarter of 2017) with the costs being reported in the quarter in which they are recognized for accounting purposes. We also anticipate making capital investments related to the business transformation plan of approximately $45 million, the majority of which will occur in 2018. We expect nearly all the cash needed to fund these capital expenditures will come from improvements in working capital.
  Organizational Health & Effectiveness: We are undertaking steps to improve the safety performance, health and effectiveness of our organization, including fostering an entrepreneurial spirit with a culture of accountability, leadership development programs, greater employee engagement and improved communication at all levels. We believe our healthy, empowered and committed organization will generate value for all stakeholders for years to come.

Tanda added, “I feel fortunate to have taken the helm of a strong organization with a deeply-rooted, entrepreneurial history, a commitment to innovation and strong core values. This transformation will reignite the entrepreneurial spirit across our company, re-energize our customer-centric approach and sharpen our talent and competitiveness. Through a combination of value-capturing strategies and efficiency initiatives, we are positioning Aptar for continued long-term, sustainable profitable growth.”

Outlook

Commenting on Aptar’s outlook, Tanda stated, “I am excited about the energy and dedication within our company toward the successful execution of our growth strategies and I am encouraged by our near-term outlook. We expect momentum from the fourth quarter to carry over into the first quarter as we continue to help our customers grow and win in their markets while we improve efficiencies and further develop our talented organization. We currently expect each segment to report increased first quarter revenues over the prior year. Despite a lot of expectation around tax rate reductions stemming from the recent U.S. tax reform, we expect little benefit to our near-term overall effective tax rate given the nature of our international business and the related tax consequences of the new legislation.”

Aptar expects earnings per share for the first quarter to be in the range of $0.90 to $0.95, excluding any costs related to our business transformation plan, compared to $0.81 per share reported in the prior year. Our guidance range is based on an effective tax rate range of 27% to 29%, which includes estimated effects of the recent tax reform legislation. Adjusting for changes in currency translation rates, comparable earnings per share for the prior year were approximately $0.91 which included an effective tax rate of 26%.

Aptar also affirmed its long-term financial targets as follows:

Core Sales Growth (excluding acquisitions and changes in currency rates):

Beauty + Home	3-6%
Pharma	6-10%
Food + Beverage	6-10%
Total Aptar	4-7%

Adjusted EBITDA Margins:

Beauty + Home	15-17%
Pharma	32-36%
Food + Beverage	18-21%
Total Aptar	20-22%

Cash Dividend

The year 2017 marked Aptar’s 24th consecutive year of paying an increased annual dividend. As previously reported on January 18, 2018, the Board declared a quarterly cash dividend of $0.32 per share, payable February 21, 2018, to stockholders of record as of January 31, 2018.

Open Conference Call

There will be a conference call on Tuesday, February 13, 2018, at 8:00 a.m. Central Time to discuss the Company’s fourth quarter and year-end results for 2017. The call will last approximately one-hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

Aptar is a leading global supplier of a broad range of innovative dispensing and sealing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current and prior year adjusted earnings per share and adjusted EBITDA, which exclude the impact of a gain from an insurance recovery, business transformation plan charges, items impacting the income tax provision including recent tax reforms recorded in the fourth quarter of 2017, transaction costs and purchase accounting adjustments related to an acquisition recorded in the first quarter of 2016 and certain tax settlements recorded in the fourth quarter of 2016. Adjusted earnings per share also exclude the impact of currency translation effects, and core sales excludes both the impact of currency translation effects and acquisitions. Aptar’s non-GAAP financial measures may not be comparable to similarly titled financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures are useful to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance. These non-GAAP financial measures also provide investors with certain information used by our management when making financial and operational decisions. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our long-term financial targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as the impact of currency translation effects, or reliably predicted because they are not part of Aptar’s routine activities, such as acquisitions and business transformation plan charges.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” and “Business Transformation Plan” sections of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to, the impact of tax reform legislation; the execution of the business transformation plan; the impact and extent of contamination found at the Company’s facility in Brazil; economic conditions worldwide including potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates or our effective tax rate; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net Sales	$625,895	$538,868	$2,469,283	$2,330,934
Cost of Sales (exclusive of depreciation and amortization shown below) (1)	411,214	352,963	1,604,181	1,498,070
Selling, Research & Development and Administrative (2)	95,358	81,721	388,281	367,562
Depreciation and Amortization	38,434	38,858	153,094	154,802
Restructuring Initiatives	2,208	-	2,208	-
Operating Income	78,681	65,326	321,519	310,500
Other Income/(Expense):
Interest Expense	(14,890)	(8,690)	(40,597)	(35,237)
Interest Income	3,384	884	5,470	2,643
Equity in Results of Affiliates	(87)	(4)	(229)	(191)
Miscellaneous, net (3)	9,171	3,777	8,662	2,782
Income before Income Taxes	76,259	61,293	294,825	280,497
Provision for Income Taxes	26,753	11,706	74,796	74,893
Net Income	$49,506	$49,587	$220,029	$205,604

Net Income Attributable to Noncontrolling Interests	7	(6)	1	(14)
Net Income Attributable to AptarGroup, Inc.	$49,513	$49,581	$220,030	$205,590

Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.80	$0.79	$3.52	$3.27
Diluted	$0.77	$0.77	$3.41	$3.17

Average Numbers of Shares Outstanding:
Basic	61,944	62,586	62,435	62,804
Diluted	64,528	64,220	64,596	64,849

Notes to the Condensed Consolidated Financial Statements:

(1) For the year ended December 31, 2016, Cost of Sales included the effect of approximately $2.6 million of purchase accounting adjustments to inventory related to the Mega Airless acquisition.

(2) For the year ended December 31, 2016, Selling, Research & Development and Administrative included approximately $5.6 million of costs related to the Mega Airless acquisition.

(3) For the quarter and year ended December 31, 2017, Miscellaneous, net included approximately $10.6 million of gain on an insurance recovery.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
ASSETS

Cash and Equivalents	$714,393	$466,287
Receivables, net	510,426	433,127
Inventories	337,216	296,914
Other Current Assets	109,792	73,842
Total Current Assets	1,671,827	1,270,170
Net Property, Plant and Equipment	867,906	784,321
Goodwill	443,887	407,522
Other Assets	155,957	144,772
Total Assets	$3,139,577	$2,606,785

LIABILITIES AND EQUITY

Short-Term Obligations	$66,169	$173,816
Accounts Payable and Accrued Liabilities	463,333	369,139
Total Current Liabilities	529,502	542,955
Long-Term Obligations	1,191,146	772,737
Deferred Liabilities	106,881	116,851
Total Liabilities	1,827,529	1,432,543

AptarGroup, Inc. Stockholders' Equity	1,311,738	1,173,950
Noncontrolling Interests in Subsidiaries	310	292
Total Equity	1,312,048	1,174,242

Total Liabilities and Equity	$3,139,577	$2,606,785

AptarGroup, Inc.
Reconciliation of EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA to Net Income (Unaudited)
(In Thousands)

	Three Months Ended
	December 31, 2017

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$625,895	335,473	207,719	82,703	-	-

Reported net income	$49,506
Reported income taxes	26,753
Reported income before income taxes	76,259	24,028	60,502	5,119	(1,884)	(11,506)
Adjustments:
Restructuring initiatives	2,208	529		1,679
Gain on insurance recovery	(10,648)				(10,648)
Adjusted earnings before income taxes	67,819	24,557	60,502	6,798	(12,532)	(11,506)
Interest expense	14,890					14,890
Interest income	(3,384)					(3,384)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	79,325	24,557	60,502	6,798	(12,532)	-
Depreciation and amortization	38,434	19,405	10,681	6,349	1,999	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$117,759	$43,962	$71,183	$13,147	$(10,533)	$-

Segment income margins (Income before income taxes / Reported Net Sales)		7.2%	29.1%	6.2%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.8%	13.1%	34.3%	15.9%

	Three Months Ended
	December 31, 2016

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$538,868	290,399	176,110	72,359	-	-

Reported net income	$49,587
Reported income taxes	11,706
Reported income before income taxes	61,293	21,114	52,169	4,720	(8,904)	(7,806)
Adjustments:
None

Earnings before income taxes	61,293	21,114	52,169	4,720	(8,904)	(7,806)
Interest expense	8,690					8,690
Interest income	(884)					(884)
Earnings before net interest and taxes (EBIT)	69,099	21,114	52,169	4,720	(8,904)	-
Depreciation and amortization	38,858	21,123	9,974	5,931	1,830	-
Earnings before net interest, taxes, depreciation and amortization (EBITDA)	$107,957	$42,237	$62,143	$10,651	$(7,074)	$-

Segment income margins (Income before income taxes / Reported Net Sales)		7.3%	29.6%	6.5%
EBITDA margins (EBITDA / Reported Net Sales)	20.0%	14.5%	35.3%	14.7%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
(In Thousands)

	Year Ended
	December 31, 2017

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,469,283	1,313,786	805,880	349,617	-	-

Reported net income	$220,029
Reported income taxes	74,796
Reported income before income taxes	294,825	93,276	234,790	36,504	(34,618)	(35,127)
Adjustments:
Restructuring initiatives	2,208	529		1,679
Gain on insurance recovery	(10,648)				(10,648)
Adjusted earnings before income taxes	286,385	93,805	234,790	38,183	(45,266)	(35,127)
Interest expense	40,597					40,597
Interest income	(5,470)					(5,470)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	321,512	93,805	234,790	38,183	(45,266)	-
Depreciation and amortization	153,094	79,422	41,143	24,720	7,809	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$474,606	$173,227	$275,933	$62,903	$(37,457)	$-

Segment income margins (Income before income taxes / Reported Net Sales)		7.1%	29.1%	10.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.2%	13.2%	34.2%	18.0%

	Year Ended
	December 31, 2016

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,330,934	1,261,086	741,473	328,375	-	-

Reported net income	$205,604
Reported income taxes	74,893
Reported income before income taxes	280,497	100,569	219,039	37,697	(44,214)	(32,594)
Adjustments:
Transaction costs related to the Mega Airless acquisition	5,640				5,640
Purchase accounting adjustments related to Mega Airless inventory	2,577	2,151	426
Adjusted earnings before income taxes	288,714	102,720	219,465	37,697	(38,574)	(32,594)
Interest expense	35,237					35,237
Interest income	(2,643)					(2,643)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	321,308	102,720	219,465	37,697	(38,574)	-
Depreciation and amortization	154,802	84,273	39,776	23,891	6,862	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$476,110	$186,993	$259,241	$61,588	$(31,712)	$-

Segment income margins (Income before income taxes / Reported Net Sales)		8.0%	29.5%	11.5%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.4%	14.8%	35.0%	18.8%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
($ in thousands, except per share information)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Income before Income Taxes	$76,259	$61,293	$294,825	$280,497

Adjustments:
Restructuring initiatives	2,208		2,208
Gain on insurance recovery	(10,648)		(10,648)
Transaction costs related to the Mega Airless acquisition				5,640
Purchase accounting adjustments related to Mega Airless inventory				2,577
Foreign currency effects (1)		4,093		4,372
Adjusted Income before Income Taxes	$67,819	$65,386	$286,385	$293,086

Provision for Income Taxes	$26,753	$11,706	$74,796	$74,893

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	(7,900)	3,295	(7,900)	3,295
Restructuring initiatives	642		642
Gain on insurance recovery	(3,666)		(3,666)
Transaction costs related to the Mega Airless acquisition				1,483
Purchase accounting adjustments related to Mega Airless inventory				859
Foreign currency effects (1)		851		974
Adjusted Provision for Income Taxes	$15,829	$15,852	$63,872	$81,504

Net Income Attributable to Noncontrolling Interests	$7	$(6)	$1	$(14)

Net Income Attributable to AptarGroup, Inc.	$49,513	$49,581	$220,030	$205,590

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	7,900	(3,295)	7,900	(3,295)
Restructuring initiatives	1,566		1,566
Gain on insurance recovery	(6,982)		(6,982)
Transaction costs related to the Mega Airless acquisition				4,157
Purchase accounting adjustments related to Mega Airless inventory				1,718
Foreign currency effects (1)		3,242		3,398
Adjusted Net Income Attributable to AptarGroup, Inc.	$51,997	$49,528	$222,514	$211,568

Average Number of Diluted Shares Outstanding	64,528	64,220	64,596	64,849

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.77	$0.77	$3.41	$3.17

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	0.12	(0.05)	0.12	(0.05)
Restructuring initiatives	0.03		0.02
Gain on insurance recovery	(0.11)		(0.11)
Transaction costs related to the Mega Airless acquisition				0.06
Purchase accounting adjustments related to Mega Airless inventory				0.03
Foreign currency effects (1)		0.05		0.05
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.81	$0.77	$3.44	$3.26
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

(2) Items included in the Provision for Income Taxes primarily reflect the impact of recent tax reform legislation enacted in the fourth quarter of 2017 and certain settlements for 2016.

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
($ in thousands, except per share information)

	Three Months Ended
	March 31,
	Expected 2018	2017

Income before Income Taxes		$69,480

Adjustments:
Foreign currency effects (1)		9,106
Adjusted Income before Income Taxes		$78,586

Provision for Income Taxes		$17,675

Adjustments:
Foreign currency effects (1)		2,566
Adjusted Provision for Income Taxes		$20,241

Net Loss Attributable to Noncontrolling Interests		$15

Net Income Attributable to AptarGroup, Inc.		$51,820

Adjustments:
Foreign currency effects (1)		6,540
Adjusted Net Income Attributable to AptarGroup, Inc.		$58,360

Average Number of Diluted Shares Outstanding		64,234

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.90 - $0.95	$0.81

Adjustments:
Foreign currency effects (1)		0.10
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.90 - $0.95	$0.91
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of January 31, 2018.

(2) AptarGroup’s expected earnings per share range for the first quarter of 2018 is based on an effective tax rate range of 27% to 29%, which includes estimated effects of the recent tax reform legislation.

CONTACT:
Investor Relations & Media Contact:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424
matt.dellamaria@aptar.com